Exhibit 4.8

WHEN RECORDED OR FILED,
PLEASE RETURN TO:
Simpson Thacher & Bartlett LLP
600 Travis St., Suite 5400

Houston , TX 77002
Attention:  Cameron Bettis

Space above for County Recorder’s Use

MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED
COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING
STATEMENT

FROM

ARMADILLO E&P, INC.

TO

DAVID LAZARUS, AS TRUSTEE

FOR THE BENEFIT OF

MORGAN STANLEY ENERGY CAPITAL INC.,

as Administrative Agent

for the Secured Parties

A CARBON, PHOTOGRAPHIC, OR OTHER REPRODUCTION OF THIS MORTGAGE IS SUFFICIENT AS A FINANCING STATEMENT.

A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT.  IN CERTAIN STATES, A POWER OF SALE MAY ALLOW THE TRUSTEE OR THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE MORTGAGOR UNDER THIS INSTRUMENT.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

THIS INSTRUMENT COVERS PROCEEDS OF MORTGAGED PROPERTY.

THIS INSTRUMENT COVERS MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN EXHIBIT A ATTACHED HERETO.  THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF THE RECORDERS OR COUNTY CLERKS OF THE COUNTIES LISTED ON THE EXHIBIT HERETO.  THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE AND PERSONAL PROPERTY CONCERNED, WHICH INTEREST IS DESCRIBED IN EXHIBIT A ATTACHED HERETO.

PORTIONS OF THE MORTGAGED PROPERTY ARE GOODS WHICH ARE OR ARE TO BECOME AFFIXED TO OR FIXTURES ON THE LAND DESCRIBED IN OR REFERRED TO IN EXHIBIT A ATTACHED HERETO.  THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD OR RECORDED, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS OR SIMILAR RECORDS OF EACH COUNTY IN WHICH SAID LAND OR ANY PORTION THEREOF IS LOCATED. THE MORTGAGOR IS THE OWNER OF RECORD INTEREST IN THE REAL ESTATE CONCERNED.  THIS INSTRUMENT IS ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS.

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS
Section 1.01.	Terms Defined Above	1
Section 1.02.	UCC and Other Defined Terms	1
Section 1.03.	Definitions	2
ARTICLE II
GRANT OF LIEN AND SECURED OBLIGATIONS
Section 2.01.	Grant of Liens	4
Section 2.02.	Grant of Security Interest	5
Section 2.03.	Secured Obligations	6
Section 2.04.	Fixture Filing, Etc.	6
Section 2.05.	Pro Rata Benefit	6
Section 2.06.	Excluded Properties	7
ARTICLE III
ASSIGNMENT OF AS-EXTRACTED COLLATERAL
Section 3.01.	Assignment	7
Section 3.02.	No Modification of Payment Obligations	8
Section 3.03.	Rights and Title of Consignee	9
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 4.01.	Title	9
Section 4.02.	Defend Title	9
Section 4.03.	Not a Foreign Person	9
Section 4.04.	Power to Create Lien and Security	10
Section 4.05.	Revenue and Cost Bearing Interest	10
Section 4.06.	Rentals Paid; Leases in Effect	10
Section 4.07.	Operation By Third Parties	10
Section 4.08.	Failure to Perform	10
Section 4.09.	Abandon, Sales	10
ARTICLE V
RIGHTS AND REMEDIES
Section 5.01.	Event of Default	11
Section 5.02.	Foreclosure and Sale	11

i

ii

Section 7.15.	Integration	21
Section 7.16.	Timing of Payment and Performance	21
Section 7.17.	Intercreditor Agreement	21

Exhibit A   Oil and Gas Properties

iii

THIS MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT (this “Mortgage”) is entered into as of April 23, 2018 (the “Effective Date”) by ARMADILLO E&P, INC., a Delaware corporation (the “Mortgagor”), in favor of (i) David Lazarus, as Trustee for the benefit of MORGAN STANLEY ENERGY CAPITAL INC., as Administrative Agent (in such capacity, together with its successors and assigns, the “Mortgagee”), and the other Secured Parties with respect to all Mortgaged Properties located in or adjacent to the Deed of Trust State and with respect to all UCC Collateral.

R E C I T A L S

A.        Pursuant to the provisions of that certain Amended and Restated Term Loan Credit Agreement dated as of April 23, 2018 (such agreement, as it may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Sundance Energy Australia Limited (ACN 112 202 883), a company registered in South Australia, Australia, as Parent, Sundance Energy, Inc., a Colorado corporation, as Borrower, the Mortgagee, and the lenders party thereto (as each may be a party to the Credit Agreement from time to time, the “Lenders”), the Lenders have agreed to make loans and other extensions of credit to the Borrower.

B.         On April 23, 2018, the Mortgagor, each of the signatories thereto and the Mortgagee executed a Guarantee and Collateral Agreement (such agreement, as may from time to time be amended, restated, amended and restated, supplemented or otherwise modified, the “Guarantee”) pursuant to which, upon the terms and conditions stated therein, the Mortgagor and each of the other signatories thereto other than the Mortgagee have agreed to grant a security interest to the Mortgagee in certain assets specified therein and have agreed to guarantee the obligations of the Loan Parties under the Credit Agreement (the Credit Agreement, the Notes and the Guarantee collectively being the “Secured Transaction Documents”).

C.         The Mortgagee and the other Secured Parties have conditioned their obligations under the Secured Transaction Documents upon the execution and delivery by the Mortgagor of this Mortgage, and the Mortgagor has agreed to enter into this Mortgage to secure all obligations owing to the Mortgagee and the other Secured Parties under the Secured Transaction Documents.

D.        Therefore, in order to comply with the terms and conditions of the Secured Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Terms Defined Above.  As used in this Mortgage, each term defined above has the meaning indicated above.

Section 1.02.   UCC and Other Defined Terms.  Unless otherwise defined in the Applicable UCC, each capitalized term used in this Mortgage and not defined in this Mortgage shall have the meaning ascribed to such term in the Credit Agreement.  Any capitalized term not defined in either this Mortgage or the Credit Agreement shall have the meaning ascribed to such term in the Applicable UCC.

Section 1.03.   Definitions.

“Applicable UCC” means the provisions of the Uniform Commercial Code presently in effect in the jurisdiction in which the relevant UCC Collateral is situated or which otherwise is applicable to the creation or perfection of the Liens described herein or the rights and remedies of Mortgagee under this Mortgage.  As used in this Mortgage, the “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the Deed of Trust State.

“Accounts” has the meaning ascribed to such term in the Applicable UCC.

“As-Extracted Collateral” has the meaning ascribed to such term in the Applicable UCC.

“Collateral” means collectively all the Mortgaged Property and all the UCC Collateral.

“Deed of Trust State” has the meaning ascribed such term in Section 2.01.

“Event of Default” has the meaning ascribed to such term in Section 5.01.

“Excluded Property” has the meaning ascribed to such term in Section 2.06.

“Fixtures” has the meaning ascribed to such term in the Applicable UCC.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature including but not limited to those of the foregoing which are described on Exhibit A hereto.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom.

“Indemnified Parties” means the Trustee, the Mortgagee, each other Secured Party and their officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.

“Mortgaged Property” means the Oil and Gas Properties and other properties and assets described in Section 2.01(a) through Section 2.01(e).

 “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Permitted Encumbrances” means all Liens permitted to be placed or exist on the Mortgaged Properties or the UCC Collateral, as applicable, under Section 9.03 of the Credit Agreement.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Secured Obligations” has the meaning ascribed such term in Section 2.03.

“Secured Transaction Documents” has the meaning ascribed such term in Recital B above.

“Trustee” means David Lazarus of Morgan Stanley, whose address for notice hereunder is 1585 Broadway, 16th Floor, New York, NY  10036 and any successors and substitutes in trust hereunder.

“UCC Collateral” means the property and other assets described in Section 2.02.

ARTICLE II

GRANT OF LIEN AND SECURED OBLIGATIONS

Section 2.01.   Grant of Liens.  To secure payment of the Secured Obligations and performance of the covenants and obligations contained herein and in the Secured Transaction Documents, the Mortgagor does by these presents hereby GRANT, BARGAIN, SELL, ASSIGN, MORTGAGE, TRANSFER and CONVEY to the Trustee, in trust, with power of sale, for the use and benefit of the Mortgagee and the other Secured Parties, all the following properties, rights and interests which are located in (or cover or relate to such Oil and Gas Properties located in) the State of Texas (the “Deed of Trust State”), TO HAVE AND TO HOLD unto the Trustee forever to secure the Secured Obligations; :

(a)  All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties described on Exhibit A.

(b)  All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning the Oil and Gas Properties, the Hydrocarbons or any other item of property which are in the possession of the Mortgagor, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data.

(c)  All rights, titles, interests and estates now owned or hereafter acquired by the Mortgagor in and to all Hydrocarbons.

(d)  Any property that may from time to time hereafter, by delivery or by writing of any kind, be subjected to the Liens hereof by the Mortgagor or by anyone on the Mortgagor’s behalf; and the Trustee and/or the Mortgagee are hereby authorized to receive the same at any time as additional security hereunder.

(e)  All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by the Mortgagor in and to the Oil and Gas Properties described in Exhibit A and all other rights, titles, interests and estates of the Mortgagor and every part and parcel thereof, including, without limitation, any rights, titles, interests and estates of the Mortgagor as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Encumbrances to which any of such Oil and Gas Properties or other rights, titles, interests or estates of the Mortgagor are subject or otherwise; all rights of the Mortgagor to Liens securing payment of proceeds from the sale of production from any of such Oil and Gas Properties, together with any and all renewals and extensions of any of such related rights, titles, interests or estates; all of

Mortgagor’s interest in contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by the Mortgagor in and to such related rights, titles, interests or estates.

For the avoidance of doubt, it is the intent of the Mortgagor that all Properties, rights, titles, interests and estates of the nature set forth and described in paragraphs (a) through (e) in this Section 2.01 which are located in, under or which cover, concern or relate to any Property, right, title, interest and estate in the Deed of Trust State shall be subject to the Lien in this Mortgage and thus be “Mortgaged Property” as such term is used in this Mortgage even if (i) the Properties, rights, titles, interests and estates on Exhibit A shall be incorrectly described or (ii) a description of all or a portion of such Properties, rights, titles, interests and estates are omitted or limited in any manner whatsoever.

Notwithstanding any provision in this Mortgage to the contrary, in no event (x) is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Mortgage, or (y) is any Excluded Property included in the definition of Mortgaged Property or UCC Collateral and no Excluded Property is encumbered by this Mortgage.  As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et. seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004, and (v) the Biggert-Waters Flood Reform Act of 2012, together with any regulations promulgated thereunder.

Any fractions or percentages specified on Exhibit A in referring to the Mortgagor’s interests are solely for purposes of the warranties made by the Mortgagor pursuant to Section 4.01 and Section 4.05 and shall in no manner limit the quantum of interest affected by this Section 2.01 with respect to any Oil and Gas Property or with respect to the Mortgagor’s right, title and interest in any unit or well identified on Exhibit A.

Section 2.02.   Grant of Security Interest.  To further secure the payment and performance of the Secured Obligations, the Mortgagor hereby grants to the Mortgagee, for its benefit and the benefit of the other Secured Parties, a security interest in and to all of the following property of the Mortgagor (whether now or hereafter acquired by operation of law or otherwise):

(a)  all As-Extracted Collateral from or attributable to the Oil and Gas Properties;

(b)  all books and records pertaining to the Oil and Gas Properties;

(c)  all Fixtures comprising the Oil and Gas Properties or otherwise located on or affixed to the lands pertaining to the Oil and Gas Properties;

(d)  all Hydrocarbons from or attributable to the Oil and Gas Properties;

(e)  to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations (as defined in the Applicable UCC) given with respect to any of the foregoing; and

(f)   to the extent not otherwise included in the Collateral, the Mortgaged Property insofar as the Mortgaged Property consists of personal property of any kind or character.

Section 2.03.   Secured Obligations.  This Mortgage is executed and delivered by the Mortgagor to secure and enforce the following (the “Secured Obligations”):

(a)  Payment of and performance of any and all indebtedness, fees, interest, indemnities, reimbursements, obligations and liabilities of the Borrower or any Guarantor (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) pursuant to the Credit Agreement, the Guarantee, this Mortgage or any other Loan Document, whether now existing or hereafter arising and being in the original principal amount of Two Hundred Fifty Million United States Dollars (US $250,000,000) with final maturity on or before April 23, 2023.

(b)  Any sums which may be advanced or paid by the Trustee or the Mortgagee or any other Secured Party under the terms hereof or of the Credit Agreement or any Secured Transaction Document on account of the failure of the Parent, the Borrower or any of their Subsidiaries to comply with the covenants contained herein, in the Credit Agreement or any other Secured Transaction Document whether pursuant to Section 4.08 or otherwise and all other obligations, liabilities and indebtedness of the Parent, the Borrower, the Mortgagor or any other Guarantor arising pursuant to the provisions of this Mortgage or any Secured Transaction Document.

(c)  To the extent not otherwise included in Sections 2.03(a) and (b) above, all Secured Obligations (as defined in the Credit Agreement).

(d)  Any and all renewals, modifications, substitutions, rearrangements or extensions of any of the foregoing, whether in whole or in part.

Section 2.04.   Fixture Filing, Etc.  Without in any manner limiting the generality of any of the other provisions of this Mortgage: (i) some portions of the goods described or to which reference is made herein are or are to become Fixtures on the land described or to which reference is made herein or on Exhibit A; (ii) the security interests created hereby under applicable provisions of the Applicable UCC will attach to all As-Extracted Collateral (all minerals including oil and gas and the Accounts resulting from the sale thereof at the wellhead or minehead located on the Oil and Gas Properties described or to which reference is made herein or on Exhibit A) and all other Hydrocarbons; (iii) this Mortgage is to be filed of record in the real estate records or other appropriate records as a financing statement; and (iv) the Mortgagor is the record owner of the real estate or interests in the real estate or immoveable property comprised of the Mortgaged Property.

Section 2.05.   Pro Rata Benefit.  This Mortgage is executed and granted for the pro rata benefit and security of the Mortgagee and the other Secured Parties to secure the Secured

Obligations until the Secured Obligations have been paid as provided in Section 12.18(a) of the Credit Agreement.

Section 2.06.   Excluded Properties.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and the Mortgagor shall not be deemed to have granted a Lien in, any of the Mortgagor’s right, title or interest in or under any property to the extent that such grant shall constitute or result in a breach of, a default under, an invalidation of, a termination of, or the unenforceability of any right of such Mortgagor under any agreement related to such property or requires the consent of, or creates a right of termination in favor of, any Person (other than such Mortgagor) (collectively, “Excluded Properties”), provided,  however, that the Collateral shall include (and such Lien shall attach) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable; provided,  further, that the exclusions referred above shall not apply to the extent that such laws, rules, regulations, agreements, terms or provisions referred to therein would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Applicable UCC or any other applicable law (including any debtor relief law or principle of equity) and shall not include any proceeds (as defined in the Applicable UCC) of such permit, lease, license, contract or other agreement or property, unless any assets constituting such proceeds are themselves subject to the exclusions set forth above.

ARTICLE III

ASSIGNMENT OF AS-EXTRACTED COLLATERAL

Section 3.01.   Assignment.

(a)  The Mortgagor has absolutely and unconditionally assigned, transferred, conveyed and granted a security interest, and does hereby absolutely and unconditionally assign, transfer, convey and grant a security interest unto the Mortgagee in and to:

(i)        all of its As-Extracted Collateral located in or relating to the Mortgaged Properties located in the county where this Mortgage is filed, including without limitation, all As-Extracted Collateral relating to the Hydrocarbon Interests, the Hydrocarbons and all products obtained or processed therefrom;

(ii)       the revenues and proceeds now and hereafter attributable to such Mortgaged Properties, including the Hydrocarbons, and said products and all payments in lieu, such as “take or pay” payments or settlements; and

(iii)      all amounts and proceeds hereafter payable to or to become payable to the Mortgagor or now or hereafter relating to any part of such Mortgaged Properties and all amounts, sums, monies, revenues and income which become payable to the Mortgagor from, or with respect to, any of the Mortgaged Properties, present or future, now or hereafter constituting a part of the Hydrocarbon Interests.

(b)  The Hydrocarbons and products are to be delivered into pipe lines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of the Mortgagee, for its benefit and the benefit of the other Secured Parties, free and clear of all taxes, charges, costs and expenses; and all such revenues and proceeds shall be paid directly to the Mortgagee, at its offices in New York, New York, with no duty or obligation of any party paying the same to inquire into the rights of the Mortgagee to receive the same, what application is made thereof, or as to any other matter.

(c)  The Mortgagor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be reasonably required or desired by the Mortgagee or any party in order to have said proceeds and revenues so paid to the Mortgagee as provided in this Section 3.01.  In addition to any and all rights of a secured party under Sections 9.607 and 9.609 of the Applicable UCC, the Mortgagee is fully authorized to (i) receive and receipt for said revenues and proceeds; (ii) to endorse and cash any and all checks and drafts payable to the order of the Mortgagor or the Mortgagee for the account of the Mortgagor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a Deposit Account with the Mortgagee, a Lender or other acceptable commercial bank as additional collateral securing the Secured Obligations; and (iii) to execute transfer and division orders in the name of the Mortgagor, or otherwise, with warranties binding the Mortgagor.  All proceeds received by the Mortgagee pursuant to this grant and assignment shall be applied as provided in Section 5.14.

(d)  The Mortgagee shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but the Mortgagee shall have the right, at its election, in the name of the Mortgagor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by the Mortgagee in order to collect such funds and to protect the interests of the Mortgagee and/or the Mortgagor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by the Mortgagor as provided in Section 12.03(a) of the Credit Agreement.

(e)  The Mortgagor hereby appoints the Mortgagee as its attorney-in-fact with the power and authority to pursue any and all rights of the Mortgagor to Liens in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons.  In addition to the Liens granted to the Trustee and/or the Mortgagee in Section 2.01, the Mortgagor hereby further transfers and assigns to the Mortgagee any and all such Liens, security interests, financing statements or similar interests of the Mortgagor attributable to its interest in the As-Extracted Collateral, any other Hydrocarbons and proceeds of runs therefrom arising under or created by said statutory provision, judicial decision or otherwise.  The power of attorney granted to the Mortgagee in this Section 3.01, being coupled with an interest, shall be irrevocable until the Secured Obligations have been paid as provided in Section 12.18(a) of the Credit Agreement.  The Mortgagee hereby agrees that it shall only use the power of attorney granted to it in this Section 3.01 upon the occurrence and during the continuance of an Event of Default.

Section 3.02.   No Modification of Payment Obligations.  Nothing herein contained shall modify or otherwise alter the obligation of the Loan Parties to make prompt payment of all amounts constituting Secured Obligations when and as the same become due regardless of whether the proceeds of the As-Extracted Collateral and Hydrocarbons are sufficient to pay the same and the rights provided in accordance with the foregoing assignment provision shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the

Secured Obligations.  Nothing in this Article III is intended to be an acceptance of collateral in satisfaction of the Secured Obligations.

Section 3.03.    Rights and Title of Consignee.  In addition to the rights, titles and interests hereby conveyed pursuant to Section 2.01 of this Mortgage, the Mortgagor hereby grants to the Mortgagee those Liens given to interest owners, as secured parties, to secure the obligations of the first purchaser of Hydrocarbons to pay the purchase price therefore under applicable law, including those rights provided in Tex. Bus. & Com. Code Ann. §9.343 (Vernon Supp. 1989), as amended from time to time.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Mortgagor hereby represents, warrants and covenants as follows:

Section 4.01.   Title.  To the extent of the undivided interests specified on Exhibit A, the Mortgagor has good and defensible title to and is possessed of the Hydrocarbon Interests and has good title to the UCC Collateral, other than Hydrocarbon Interests and UCC Collateral disposed of in compliance with Section 9.11 of the Credit Agreement from time to time, in each case, free of all Liens except Permitted Encumbrances.

Section 4.02.   Defend Title.  This Mortgage is, and always will be kept, a direct first priority Lien upon the Collateral; provided that Permitted Encumbrances may exist, but no intent to subordinate the priority of the Liens created hereby is intended or inferred by such existence.  The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances.  Except with respect to Permitted Encumbrances, the Mortgagor will warrant and defend its title to the Collateral against the claims and demands of all other Persons whomsoever and will maintain and preserve the Lien created hereby (and its priority) until the Secured Obligations shall be paid as provided in Section 12.18(a) of the Credit Agreement.  If (i) an adverse claim is made in writing against, or a cloud develops upon the title to, any part of the Collateral other than a Permitted Encumbrance or (ii) any Person, including the holder of a Permitted Encumbrance, shall challenge the priority or validity of the Liens created by this Mortgage, then the Mortgagor agrees to immediately defend against such adverse claim, take appropriate action to remove such cloud or subordinate such Permitted Encumbrance, in each case, at the Mortgagor’s sole cost and expense.  The Mortgagor further agrees that the Trustee and/or the Mortgagee may take such other action as they deem reasonable to protect and preserve their interests in the Collateral, and in such event the Mortgagor will indemnify the Trustee and the Mortgagee against any and all cost, attorneys’ fees and other expenses which they may incur in defending against any such adverse claim or taking action to remove any such cloud as provided in Sections 12.03(a) and (b) of the Credit Agreement.

Section 4.03.   Not a Foreign Person.  The Mortgagor is not a “foreign person” within the meaning of the Code, Sections 1445 and 7701 (i.e. the Mortgagor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

Section 4.04.   Power to Create Lien and Security.  The Mortgagor has full power and lawful authority to grant, bargain, sell, assign, transfer, mortgage and convey a security interest in all of the Collateral in the manner and form herein provided.  No authorization, approval, consent or waiver of any lessor, sublessor, Governmental Authority or other party or parties whomsoever is required in connection with the execution and delivery by the Mortgagor of this Mortgage.

Section 4.05.   Revenue and Cost Bearing Interest.  The Mortgagor’s ownership of the Hydrocarbon Interests and the undivided interests therein as specified on Exhibit A will, after giving full effect to all Permitted Encumbrances, afford the Mortgagor not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbon Interest specified as Net Revenue Interest on attached Exhibit A and will cause the Mortgagor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as Working Interest on Exhibit A, of the costs of drilling, developing and operating the wells identified on Exhibit A except to the extent of any proportionate corresponding increase in the Net Revenue Interest.

Section 4.06.   Rentals Paid; Leases in Effect.  All rentals and royalties due and payable in accordance with the terms of any material leases or subleases comprising a part of the Mortgaged Property have been duly paid or provided for, and all material leases or subleases comprising a part of the Oil and Gas Property are in full force and effect.

Section 4.07.   Operation By Third Parties.  If any portion of the Mortgaged Property is comprised of interests which are not working interests or which are not operated by the Mortgagor or one of its Affiliates, then with respect to such interests and properties, the Mortgagor’s covenants as expressed in this Article IV are modified to require that the Mortgagor use reasonable commercial efforts to obtain compliance with such covenants by the working interest owners or the operator or operators of such Mortgaged Properties.

Section 4.08.   Failure to Perform.  The Mortgagor agrees that if it fails to perform any act or to take any action which it is required to perform or take hereunder or pay any money which the Mortgagor is required to pay hereunder, each of the Mortgagee and the Trustee, in the Mortgagor’s name or its or their own name, may, but shall not be obligated to, perform or cause to perform such act or take such action or pay such money, and any expenses so incurred by either of them and any money so paid by either of them shall be a demand obligation owing by the Mortgagor to the Mortgagee or the Trustee, as the case may be, and each of the Mortgagee and the Trustee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment.  Each amount due and owing by the Mortgagor to each of the Mortgagee and the Trustee pursuant to this Mortgage shall bear interest from the date of such expenditure or payment to such Person as provided in the Credit Agreement.

Section 4.09.   Abandon, Sales.  The Mortgagor will not sell, lease, assign, transfer or otherwise dispose or abandon any of the Collateral except as permitted by the Credit Agreement.

ARTICLE V

RIGHTS AND REMEDIES

Section 5.01.   Event of Default.  An Event of Default under the Credit Agreement shall be an “Event of Default” under this Mortgage.

Section 5.02.   Foreclosure and Sale.

(a)  If an Event of Default shall occur and be continuing, to the extent provided by applicable law, the Mortgagee shall have the right and option to proceed with foreclosure by directing the Trustee to proceed with foreclosure and to sell all or any portion of such Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places in otherwise such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers.  Where the Mortgaged Property is situated in more than one jurisdiction, notice as above provided shall be posted and filed in all such jurisdictions (if such notices are required by law), and all such Mortgaged Property may be sold in any such jurisdiction and any such notice shall designate the jurisdiction where such Mortgaged Property is to be sold.  Nothing contained in this Section 5.02 shall be construed so as to limit in any way any rights to sell the Mortgaged Property or any portion thereof by private sale if and to the extent that such private sale is permitted under the laws of the applicable jurisdiction or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering.  The Mortgagor hereby irrevocably appoints the Trustee and the Mortgagee, with full power of substitution, to be the attorneys-in-fact of the Mortgagor and in the name and on behalf of the Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which the Mortgagor ought to execute and deliver and do and perform any and all such acts and things which the Mortgagor ought to do and perform under the covenants herein contained and generally, to use the name of the Mortgagor in the exercise of all or any of the powers hereby conferred on the Trustee and/or the Mortgagee.  At any such sale: (i) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for the Trustee or the Mortgagee, as appropriate, to have physically present, or to have constructive possession of, the Mortgaged Property (the Mortgagor hereby covenanting and agreeing to deliver any portion of the Mortgaged Property not actually or constructively possessed by the Trustee or the Mortgagee immediately upon his or its demand) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale, (ii) each instrument of conveyance executed by the Trustee or the Mortgagee shall contain a general warranty of title, binding upon the Mortgagor and its successors and assigns, (iii) each and every recital contained in any instrument of conveyance made by the Trustee or the Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment of the Secured Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by law and appointment of any successor trustee hereunder, (iv) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed, (v) the receipt of the Trustee, the Mortgagee or of such other party or officer making the sale shall be a sufficient discharge to the purchaser or purchasers for its purchase money and no such purchaser or purchasers, or its assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or nonapplication thereof, (vi) to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against any and all other persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor, and (vii) to the extent and under such circumstances as are permitted by law, the Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the bid upon the amount of the Secured Obligations (in the order of priority set forth in Section 5.14) in lieu of cash payment.

(b)  If an Event of Default shall occur and be continuing, then (i) the Mortgagee shall be entitled to all of the rights, powers and remedies afforded a secured party by the Applicable UCC with reference to the UCC Collateral or (ii) the Trustee or the Mortgagee may proceed as to any Collateral in accordance with the rights and remedies granted under this Mortgage or applicable law in respect of the Collateral.  Such rights, powers and remedies shall be cumulative and in addition to those granted to the Trustee or the Mortgagee under any other provision of this Mortgage or under any other Loan Document or any Secured Transaction Document.  Written notice mailed to the Mortgagor as provided herein at least ten (10) days prior to the date of public sale of any part of the Collateral which is personal property subject to the provisions of the Applicable UCC, or prior to the date after which private sale of any such part of the Collateral will be made, shall constitute reasonable notice.

Section 5.03.   Substitute Trustees and Agents.  The Trustee or Mortgagee may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Trustee or Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of the Trustee or Mortgagee.  If the Trustee or Mortgagee shall have given notice of sale hereunder, any successor or substitute trustee or mortgagee agent thereafter appointed may complete the sale and the conveyance of the property pursuant thereto as if such notice had been given by the successor or substitute trustee or mortgagee agent conducting the sale.

Section 5.04.   Judicial Foreclosure; Receivership.  If an Event of Default shall occur and be continuing, the Trustee or the Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Collateral under the judgment or decree of any court or courts of competent jurisdiction, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Collateral under the order of a court or courts of competent jurisdiction or under executory or other legal process, or for the enforcement of any other appropriate legal or equitable remedy.  Any money advanced by the Trustee and/or the Mortgagee in connection with any such receivership shall be a demand obligation (which obligation the Mortgagor hereby expressly promises to pay)

owing by the Mortgagor to the Trustee and/or the Mortgagee and shall bear interest from the date of making such advance by the Trustee and/or the Mortgagee until paid as provided in the Credit Agreement.

Section 5.05.   Foreclosure for Installments.  The Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Secured Obligations which have not been paid when due following the occurrence and during the continuance of an Event of Default either through the courts or by directing the Trustee to proceed with foreclosure in satisfaction of the matured but unpaid portion of the Secured Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest and other Secured Obligations then due; such sale may be made subject to the unmatured portion of the Secured Obligations, and any such sale shall not in any manner affect the unmatured portion of the Secured Obligations, but as to such unmatured portion of the Secured Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder.  It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Secured Obligations, it being the purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Secured Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Secured Obligations.

Section 5.06.   Separate Sales.  If any Event of Default shall occur and be continuing, the Collateral may be sold in one or more parcels and to the extent permitted by applicable law in such manner and order as the Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.07.   Possession of Mortgaged Property.  If an Event of Default shall have occurred and be continuing, then, to the extent permitted by applicable law, the Trustee or the Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Collateral in the possession of the Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude the Mortgagor, its successors or assigns, and all persons claiming under the Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, the Mortgagee may use, administer, manage, operate and control the Collateral and conduct the business thereof to the same extent as the Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of the Mortgagor, in the name, place and stead of the Mortgagor, or otherwise as the Mortgagee shall deem best.  All costs, expenses and liabilities of every character incurred by the Trustee and/or the Mortgagee in administering, managing, operating, and controlling the Mortgaged Property shall constitute a demand obligation (which obligation the Mortgagor hereby expressly promises to pay) owing by the Mortgagor to the Trustee and/or the Mortgagee and shall bear interest from date of expenditure until paid as provided in the Credit Agreement.

Section 5.08.   Occupancy After Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale the Mortgagor or the Mortgagor’s heirs, devisees, representatives, successors or assigns or any other person claiming any interest in the Collateral by, through or under the Mortgagor, are occupying or using the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either the landlord or tenant, or at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; to the extent permitted by applicable law, the purchaser at such sale shall, notwithstanding any language herein apparently to the contrary, have the sole option to demand immediate possession following the sale or to permit the occupants to remain as tenants at will.  In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having jurisdiction.

Section 5.09.   Remedies Cumulative, Concurrent and Nonexclusive.  Every right, power, privilege and remedy herein given to the Trustee or the Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC in effect and applicable to the Collateral or any portion thereof).  Each and every right, power, privilege and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by the Trustee or the Mortgagee, and the exercise, or the beginning of the exercise, or the abandonment, of any such right, power, privilege or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter any other right, power, privilege or remedy.  No delay or omission by the Trustee, the Mortgagee or any other Secured Party in the exercise of any right, power or remedy shall impair any such right, power, privilege or remedy or operate as a waiver thereof or of any other right, power, privilege or remedy then or thereafter existing.

Section 5.10.   Discontinuance of Proceedings.  If the Trustee or the Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under any Secured Transaction Document or available at law and shall thereafter elect to discontinue or abandon same for any reason, then it shall have the unqualified right so to do and, in such an event, the parties shall be restored to their former positions with respect to the Secured Obligations, this Mortgage, the Credit Agreement, the Collateral and otherwise, and the rights, remedies, recourses and powers of the Trustee and the Mortgagee, as applicable, shall continue as if same had never been invoked.

Section 5.11.   No Release of Obligations.  Neither the Mortgagor, any Guarantor nor any other person hereafter obligated for payment of all or any part of the Secured Obligations shall be relieved of such obligation by reason of: (a) the failure of the Trustee to comply with any request of the Mortgagor, or any Guarantor or any other Person so obligated to foreclose the Lien of this Mortgage or to enforce any provision hereunder or under the Credit Agreement; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and the Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to the Mortgagor, any Guarantor or such other Person, and in such event the Mortgagor, Guarantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by the Mortgagee; or (d) by any other act or occurrence save and except if the Secured Obligations are paid as provided in Section 12.18(a) of the Credit Agreement.

Section 5.12.  Release of and Resort to Collateral.  The Mortgagee may release, regardless of consideration, any part of the Collateral without, as to the remainder, in any way impairing, affecting, subordinating or releasing the Lien created in or evidenced by this Mortgage or its stature as a first and prior Lien in and to the Collateral, and without in any way releasing or diminishing the liability of any Person liable for the repayment of the Secured Obligations.  For payment of the Secured Obligations, the Mortgagee may resort to any other security therefor held by the Mortgagee or the Trustee in such order and manner as the Mortgagee may elect.

Section 5.13.   Waiver of Redemption, Notice and Marshalling of Assets, Etc.  To the fullest extent permitted by law, the Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to the Mortgagor by virtue of any present or future moratorium law or other law exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of the Mortgagee’s or any other Secured Party’s intention to accelerate maturity of the Secured Obligations or of any election to exercise or any actual exercise of any right, remedy or recourse provided for hereunder or under any Secured Transaction Document or available at law; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.  If any law referred to in this Mortgage and now in force, of which the Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.  If the laws of any state which provides for a redemption period do not permit the redemption period to be waived, the redemption period shall be specifically reduced to the minimum amount of time allowable by statute.

Section 5.14.   Application of Proceeds.  The proceeds of any sale of the Mortgaged Property or any part thereof and all other monies received in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a)  First, to the payment of all reasonable expenses incurred by the Trustee or the Mortgagee incident to the enforcement of this Mortgage, the Credit Agreement or any Secured Transaction Document to collect any portion of the Secured Obligations (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees, legal fees and a reasonable commission to the Trustee acting, if applicable), and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Trustee or the Mortgagee under this Mortgage or in executing any trust or power hereunder; and

(b)  Second, as set forth in Section 10.02(c) of the Credit Agreement.

Section 5.15.   Resignation of Operator.  In addition to all rights and remedies under this Mortgage, at law and in equity, if any Event of Default shall occur and the Trustee or the Mortgagee shall exercise any remedies under this Mortgage with respect to any portion of the Mortgaged Property (or the Mortgagor shall transfer any Mortgaged Property “in lieu of” foreclosure) whereupon the Mortgagor is divested of its title to any of the Collateral, the Mortgagee shall have the right to request that any operator of any Mortgaged Property which is either the Mortgagor or any Affiliate of the Mortgagor to resign as operator under the joint operating agreement applicable thereto, and no later than 60 days after receipt by the Mortgagor of any such request, the Mortgagor shall resign (or cause such other Person to resign) as operator of such Collateral.

Section 5.16. Indemnity.  THE INDEMNIFIED PARTIES SHALL NOT BE LIABLE, IN CONNECTION WITH ANY ACTION TAKEN, FOR ANY LOSS SUSTAINED BY THE MORTGAGOR RESULTING FROM AN ASSERTION THAT THE MORTGAGEE HAS RECEIVED FUNDS FROM THE PRODUCTION OF HYDROCARBONS CLAIMED BY THIRD PERSONS OR ANY ACT OR OMISSION OF ANY INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY INCLUDING SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF AN INDEMNIFIED PARTY UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY.  NO INDEMNIFIED PARTY SHALL BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF THE MORTGAGOR.  THE MORTGAGOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY EACH INDEMNIFIED PARTY FOR, AND TO HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LIABILITY, LOSS OR DAMAGE WHICH MAY OR MIGHT BE INCURRED BY ANY INDEMNIFIED PARTY BY REASON OF THIS MORTGAGE OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER UNLESS SUCH LOSS IS CAUSED BY THE WILLFUL MISCONDUCT, BAD FAITH OR GROSS NEGLIGENCE OF THE INDEMNIFIED PARTY SEEKING INDEMNITY.  IF ANY INDEMNIFIED PARTY SHALL MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LIABILITY, LOSS OR DAMAGE, THE AMOUNT THEREOF, INCLUDING COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, SHALL BE A DEMAND OBLIGATION (WHICH OBLIGATION THE MORTGAGOR HEREBY EXPRESSLY PROMISES TO PAY) OWING BY THE MORTGAGOR TO SUCH INDEMNIFIED PARTY AND SHALL BEAR INTEREST FROM THE DATE EXPENDED UNTIL PAID AS PROVIDED IN THE CREDIT AGREEMENT.  THE MORTGAGOR HEREBY ASSENTS TO, RATIFIES AND CONFIRMS ANY AND ALL ACTIONS OF EACH INDEMNIFIED PARTY WITH RESPECT TO THE MORTGAGED PROPERTY TAKEN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS MORTGAGE.  THE LIABILITIES OF THE MORTGAGOR AS SET FORTH IN THIS SECTION 5.16 SHALL SURVIVE THE TERMINATION OF THIS MORTGAGE.

ARTICLE VI

THE TRUSTEE

Section 6.01.   Duties, Rights, and Powers of Trustee.  The Trustee shall have no duty to see to any recording, filing or registration of this Mortgage or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Mortgaged Property, or any part thereof, or against the Mortgagor, or to see to the performance or observance by the Mortgagor of any of the covenants and agreements contained herein.  The Trustee shall not be responsible for the execution, acknowledgment or validity of this

Mortgage or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of the Mortgagee.  The Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel.  The Trustee shall not incur any personal liability hereunder except for the Trustee’s own willful misconduct; and the Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine.

Section 6.02.   Successor Trustee.  The Trustee may resign by written notice addressed to the Mortgagee or be removed at any time with or without cause by an instrument in writing duly executed on behalf of the Mortgagee.  In case of the death, resignation or removal of the Trustee, a successor may be appointed by the Mortgagee by instrument of substitution complying with any applicable Governmental Requirements, or, in the absence of any such requirement, without formality other than appointment and designation in writing.  Written notice of such appointment and designation shall be given by the Mortgagee to the Mortgagor, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein.  Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited.  Upon the making of any such appointment and designation, this Mortgage shall vest in the successor all the estate and title in and to all of the Mortgaged Property in or adjacent to the Deed of Trust State, and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Trustee named herein, and one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until the Secured Obligations are paid as provided in Section 12.18(a) of the Credit Agreement.  To facilitate the administration of the duties hereunder, the Mortgagee may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Mortgagee may designate.

Section 6.03.   Retention of Moneys.  All moneys received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law) and the Trustee shall be under no liability for interest on any moneys received by him hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.01.   Instrument Construed as Mortgage, Etc.  With respect to any portions of the Mortgaged Property located in or adjacent to any State or other jurisdiction the laws of which do not provide for the use or enforcement of a deed of trust or the office, rights and authority of the Trustee as herein provided, the general language of conveyance hereof to the Trustee is intended and the same shall be construed as words of mortgage unto and in favor of the Mortgagee and the rights and authority granted to the Trustee herein may be enforced and asserted by the Mortgagee in accordance with the laws of the jurisdiction in which such portion of the Mortgaged Property is located and the same may be foreclosed at the option of the Mortgagee as to any or all such portions of the Mortgaged Property in any manner permitted by the laws of the jurisdiction in which such portions of the Mortgaged Property is situated.  This Mortgage may be construed as a mortgage, deed of trust, conveyance, assignment, security agreement, fixture filing, pledge, financing statement, hypothecation or contract, or any one or more of them, in order fully to effectuate the Lien hereof and the purposes and agreements herein set forth.

Section 7.02.   Releases.

(a)  Full Release.  If all Secured Obligations shall be paid as provided in Section 12.18(a) of the Credit Agreement, the Mortgagee shall forthwith release this Mortgage to be entered upon the record at the expense of the Mortgagor and shall execute and deliver or cause to be executed and delivered such instruments of release as may be appropriate or otherwise reasonably requested by the Mortgagor and in such form as required for recordation or filing in all jurisdictions in which this Mortgage has been recorded or filed.  Otherwise, this Mortgage shall remain and continue in full force and effect.

(b)  Partial Release.  If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request and sole expense of the Mortgagor, shall promptly execute and deliver to the Mortgagor all releases, re-conveyances or other documents reasonably necessary or desirable to evidence the release of the Liens created hereby on the Mortgaged Property and in such form as required for recordation or filing in all jurisdictions in which this Mortgage has been recorded or filed.

(c)  Possession of Notes.  The Mortgagor acknowledges and agrees that possession of any Note (or any replacements of any said Note or other instrument evidencing any part of the Secured Obligations) at any time by the Mortgagor or any other Guarantor shall not in any manner extinguish the Secured Obligations or this Mortgage, and the Mortgagor shall have the right to issue and reissue any of the Notes from time to time as its interest or as convenience may require, without in any manner extinguishing or affecting the Secured Obligations or the Lien of this Mortgage.

Section 7.03.   Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Trustee, the Mortgagee and the other Secured Parties in order to effectuate the provisions hereof.  The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

Section 7.04.    Successors and Assigns.  The terms used to designate any Person shall be deemed to include the respective permitted successors and assigns of such Person.

Section 7.05.   Satisfaction of Prior Encumbrance.  To the extent that proceeds of the Credit Agreement are used to pay indebtedness by any outstanding Lien against the Mortgaged Property then the parties agree that: (a) such proceeds have been advanced at the Mortgagor’s request, and (b) the Mortgagee and the Lenders shall be subrogated to any and all rights and Liens owned by any owner or holder of such outstanding Liens, irrespective of whether said Liens are or have been released.  It is expressly understood that, in consideration of the payment of such other indebtedness, the Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.  This Mortgage is made with full substitution and subrogation of the Trustee and the Mortgagee and his successors in this trust and his and their assigns in and to all covenants and warranties by others heretofore given or made in respect of the Mortgaged Property or any part thereof.

Section 7.06.   Application of Payments to Certain Obligations.  If any part of the Secured Obligations cannot be lawfully secured by this Mortgage or if any part of the Mortgaged Property cannot be lawfully subject to the Lien hereof to the full extent of the Secured Obligations, then all payments made shall be applied on said Secured Obligations first in discharge of that portion thereof which is not secured by this Mortgage.

Section 7.07.   Nature of Covenants.  The covenants and agreements herein contained shall constitute covenants running with the land and interests covered or affected hereby and shall be binding upon the heirs, legal representatives, successors and assigns of the parties hereto.

Section 7.08.   Notices.  All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sufficiently given or furnished if delivered to in accordance with Section 12.01 of the Credit Agreement.

Section 7.09.   Counterparts.  This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A to such counterpart.  Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.  Complete copies of this Mortgage containing the entire Exhibit A have been retained by the Mortgagee.

Section 7.10.   Governing Law.  This Mortgage shall be construed under and governed by the laws of the State of Texas.

Section 7.11.   Financing Statement; Fixture Filing.  This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all Fixtures included within the Mortgaged Property and is to be filed or filed for record in the real estate records, Mortgage records or other appropriate records of each jurisdiction where any part of the Mortgaged Property (including said fixtures) are situated.  This Mortgage shall also be effective as a financing statement covering As-Extracted Collateral (including oil and gas and all other substances of value which may be extracted from the ground) and accounts financed at the wellhead or minehead of wells or mines located on the properties subject to the Applicable UCC and is to be filed for record in the real estate records, Uniform Commercial Code records or other appropriate records of each jurisdiction where any part of the Mortgaged Property is situated.

Section 7.12.   Financing Statements.  Pursuant to the Applicable UCC, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Agreement.  The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:	ARMADILLO E&P, INC.
Address of Debtor	633 17th Street, Suite 1950
Denver, Colorado 80202
State of Formation/Location	Delaware
Organizational ID Number	4261017
Facsimile:	(303) 543-5701
Attention: Eric P. McCrady
Telephone:	(303) 543-5700
Principal Place of	633 17th Street, Suite 1950
Business of Debtor:	Denver, Colorado 80202

Name of Secured Party:	MORGAN STANLEY ENERGY CAPITAL INC.,
as Administrative Agent
Address of Secured	1585 Broadway, 16th Floor
Party:	New York, New York 10036

Attention: David Lazarus
E-mail:	David.Lazarus@morganstanley.com
Telephone:	(212) 296-8134

Owner of Record of
Real Property:	Mortgagor

Section 7.13.    Exculpation Provisions.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS MORTGAGE; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; THAT IT HAS IN FACT READ THIS MORTGAGE AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE

OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 7.14.   References.  The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Mortgage refer to this Mortgage as a whole, and not to any particular article, section or subsection.  Any reference herein to a Section shall be deemed to refer to the applicable Section of this Mortgage unless otherwise stated herein.  Any reference herein to an exhibit or schedule shall be deemed to refer to the applicable exhibit or schedule attached hereto unless otherwise stated herein.

Section 7.15.   Integration. THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO, AS APPLICABLE, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. In the event of a conflict between the terms of this Mortgage, the terms of the Guarantee and the terms of the Credit Agreement, as between any of the Loan Parties and the Mortgagee, the terms of the Credit Agreement shall control.

Section 7.16.   Timing of Payment and Performance.  If the day specified in this Mortgage for giving any notice, the payment of any obligation, performing any covenant, duty or obligation, or taking any action is not a Business Day (or if the period during which any notice is required to be given, payment to be made, any covenant, duty or obligation is required to be performed, or any action is required to be taken expires on a day that is not a Business Day), then the date for giving such notice, making such payment, performing such covenant, duty or obligation, or taking such action (and the expiration date of such period during which notice is required to be given, any covenant, duty or obligation is required to be performed, or any action is required to be taken) shall be the next day that is a Business Day.

Section 7.17.   Intercreditor Agreement.  Notwithstanding anything herein to the contrary, (a) the liens and security interests granted to the Trustee and/or the Mortgagee pursuant to this Mortgage are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Natixis, New York Branch, as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of April 23, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Parent, the Borrower, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto and Natixis, New York Branch, as administrative agent, and (b) the exercise of any right or remedy by Morgan Stanley Energy Capital Inc., as Second Priority Representative (as defined in the Intercreditor Agreement referred to below), hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of April 23, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Natixis, New York Branch, as Senior Representative, Morgan Stanley Energy Capital Inc., as Second Priority Representative, the Parent, the Borrower and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

[THIS SPACE INTENTIONALLY LEFT BLANK]

EXECUTED this __ day of ______, 2018, to be effective as of the Effective Date.

ARMADILLO E&P, INC.

By:
Name:	Cathy L. Anderson
Title:	Chief Financial Officer

STATE OF COLORADO	§
§
COUNTY OF DENVER	§

This instrument was acknowledged before me on April _____, 2018 by Cathy L. Anderson, Chief Financial Officer of Armadillo E&P, Inc., a Delaware corporation, on behalf of said corporation.

Notary Public

SEAL:

Signature Page to Mortgage

EXHIBIT A

to

MORTGAGE, DEED OF TRUST, ASSIGNMENT OF AS-EXTRACTED COLLATERAL, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT

Introduction

The capitalized terms used but not defined in this Exhibit A are used as defined in the Mortgage.  For purposes of this Exhibit A the capitalized terms not defined in the Mortgage are as follows:

1.   “Working Interest” or “Gross Working Interest” and “W.I.” or “G.W.I.” means an interest owned in an oil, gas and mineral lease that determines the cost bearing percentage of the owner of such interest.

2.         “Net Revenue Interest” or “N.R.I.” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to a Well. In the case of any Well listed in Exhibit A, the Net Revenue Interest specified for such Well shall mean the sum of the percentage or decimal fraction set forth after the words “Net Revenue Interest” in the portion applicable to such Well.

3.         “Well” means (i) any existing well identified in Exhibit A, including replacement wells drilled in lieu thereof from which Hydrocarbons are now or hereafter produced and (ii) any well at any time producing or capable of producing Hydrocarbons as defined above, including any well which has been shut-in, has temporarily ceased production or on which workover, reworking, plugging and abandonment or other operations are being conducted or planned.

All references contained in this Exhibit A to the Oil and Gas Properties are intended to include references to (i) the volume or book and page, file, entry or instrument number of the appropriate records of the particular county in the state where each such lease or other instrument is recorded and (ii) all valid and existing amendments to such lease or other instrument of record in such county records regardless of whether such amendments are expressly described herein.  A special reference is here made to each such lease or other instrument and the record thereof for a more particular description of the property and interests sought to be affected by the Mortgage and for all other purposes.

For recording purposes, in regards to each county portion to this Exhibit A, this Introduction may be attached to an original executed copy of the Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement to be separately filed of record in each county.

WHENEVER IN EXHIBIT A TO THIS MORTGAGE THERE IS A PROPERTY DESCRIPTION THAT REFERS TO A GOVERNMENTAL SECTION (WHETHER AS “SECTION” OR “SEC,” SIMPLY “S” OR WITHOUT ANY DESIGNATION EXCEPT IN THE COLUMN HEADER) WITHOUT FURTHER REFERRING TO A PARTICULAR

Exhibit A – Page 1

GOVERNMENTAL SUBDIVISION(S) OF THE SECTION, THAT PROPERTY DESCRIPTION IS INTENDED TO REFER TO AND ENCOMPASS THE ENTIRE GOVERNMENTAL SECTION.  FOR AVOIDANCE OF DOUBT, IT IS THE INTENT OF MORTGAGOR IN SUCH CASES THAT THE GRANT OF A MORTGAGE LIEN UNDER § 2.01 INCLUDES ALL OF MORTGAGOR’S RIGHT, TITLE AND INTEREST IN AND TO ANY AND ALL HYDROCARBON INTERESTS OF WHATSOEVER KIND OR NATURE NOW OWNED OR HEREAFTER ACQUIRED LYING WITHIN THE ENTIRE GOVERNMENTAL SECTION IDENTIFIED ON SAID EXHIBIT A.

Exhibit A – Page 2